Calculation of Filing Fee Tables

Table 1: Transaction Valuation

		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$318,530,480.95	0.0001381	$43,989.06
Fees Previously Paid
	Total Transaction Valuation:	$318,530,480.95
	Total Fees Due for Filing:			$43,989.06
	Total Fees Previously Paid:			$0.00
	Total Fee Offsets:			$0.00
	Net Fee Due:			$43,989.06

Offering Note

1.
Estimated for purposes of calculating the amount of the filing fee only. Calculated as the aggregate maximum purchase price for shares of beneficial interest. Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for fiscal year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable

		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A